Contacts:	Sharon S. Wenzl
Cooper-Standard Automotive
(248) 596-6211
sswenzl@cooperstandard.com
Adriana Ferrari / Jim Bianchi
Bianchi Public Relations, Inc.
(248) 269-1122
aferrari@bianchipr.com / jbianchi@bianchipr.com

Cooper-Standard Automotive Elevates Hasler to CEO; McElya Continues as Executive Chairman

Novi, Mich. – June 23, 2008 – The board of directors of Cooper-Standard Holdings Inc., the parent company of Cooper-Standard Automotive Inc., today announced that the company is appointing Edward A. Hasler as president and chief executive officer (CEO) effective July 1, 2008. Hasler, currently president and chief operating officer (COO), will succeed James S. McElya as CEO. McElya will continue as executive chairman of the company.

Hasler has been president and COO, with responsibility for leading the global activities of Cooper-Standard’s operating divisions, since September 2006. His responsibilities as COO were expanded in 2007 to include oversight of the company’s human resources and information technology functions. Hasler previously served for three years as president of Cooper-Standard’s Global Sealing Systems Division. He has more than 25 years of experience in leadership positions in the automotive industry, both in the United States and internationally.

“Further expanding Ed’s leadership role at this time is a logical step in the succession plan we initiated in 2006 to position Cooper-Standard for continued success,” McElya said. “Ed has been exceptionally successful in strengthening the company’s global leadership position year after year in a challenging industry environment.”

McElya has been CEO of Cooper-Standard since 2004. He was appointed chairman of the company in 2006. Prior to his appointment as CEO, McElya served for four years as president of Cooper-Standard, which was then part of Cooper Tire & Rubber Co. He has more than 33 years of experience in the automotive industry.

- More -

Cooper-Standard Elevates Hasler to CEO; McElya Continues as Executive Chairman – p. 2

As CEO, Hasler will lead the execution of Cooper-Standard’s long-term strategy, assuming responsibility for all corporate and executive functions, while continuing to oversee the company’s global operations. As executive chairman, McElya will focus on the alignment of the company’s investments and initiatives with its long-term strategy, interfacing with the board of directors and fostering relationships with the company’s customers and financial stakeholders.

“I am pleased and excited by the opportunity to lead the talented, experienced and successful Cooper-Standard team as CEO,” Hasler said. “I look forward to continuing the strong working relationship that Jim and I have established in our new roles and am confident that the company is well positioned for the future.”

About Cooper-Standard Automotive

Cooper-Standard Automotive Inc., headquartered in Novi, Mich., is a leading global automotive supplier specializing in the manufacture and marketing of systems and components for the automotive industry. Products include body sealing systems, fluid handling systems, and NVH control systems. Cooper-Standard Automotive Inc. employs approximately 19,000 people globally with more than 70 facilities throughout the world. For more information, visit the company’s Web site at: www.cooperstandard.com.

# # #

Editor’s note:	For high-res images of Hasler and / or McElya, please contact Adriana Ferrari at aferrari@bianchipr.com or 248-269-1122.